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Exhibit 5

DURBAN ROODEPOORT DEEP, LIMITED
(Incorporated in the Republic of South Africa) Registration No.1895/000926/06 ARBN 086 277616 JSE trading symbol: DUR ISIN Code: ZAE 000015079; Issuer code: DUSM NASDAQ trading symbol: DROOY

REPORT TO SHAREHOLDERS FOR THE 2nd QUARTER ENDED 31 DECEMBER 2002

Group Results

Highlights

54% jump in EPS to 12.3 US cents
Record monthly gold production at Blyvoor
US$ 66 million raised through convertible note issue
DRD acquires 14% of Emperor
Project Boost kicks off

Key Operating Results

		Quarter Dec 2002	Quarter Sep 2002	6 Months to Dec 2002
Gold production (attributable)	oz kg	225 241 7 006	228 270 7 100	453 511 14 106
Cash operating costs	US$/oz R/kg	276 85 642	247 82 878	262 84 243
Earnings (US GAAP)	US$ m R m	22.5 224.4	14.6 149.9	37.1 374.3
Gold price received	US$/oz R/kg	321 99 587	315 105 586	318 102 641
Capital expenditure	US$ m R m	2.7 26.4	3.5 35.6	6.2 62.0

Stock

ISSUED CAPITAL	STOCK TRADED		JSE	NASDAQ	FRANKFURT
183 511 834 ordinary no par value shares	Ave. volume for the quarter per day (000)		279	3 067	151
5 000 000 cumulative preference shares	% of issued stock traded (annualised)		40%	435%	21%
	Price	—High	R 45.00	USD 4.54	Euro 4.30
		—Low	R 25.80	USD 2.87	Euro 3.05
		—Close	R 32.80	USD 4.05	Euro 4.03

LETTER TO SHAREHOLDERS

Dear shareholder

        From now on, your company will present its quarterly financial results in accordance with the United States Generally Accepted Accounting Practices (US GAAP). The reason being that in excess of 80% of its shareholders are US based; almost the entire recent convertible note issue was taken up by US investors; and this accounting convention requires in certain circumstances a higher level of disclosure than its South African equivalent. An abridged version of the financial statements prepared in accordance with South African Generally Accepted Accounting Practice (SA GAAP) is also enclosed.

        Net profit attributable to shareholders increased by 54% to US$ 22.5 million in the quarter ended 31 December 2002 from US$ 14.6 million in the previous quarter. Our average gold price received increased by US$ 6 per ounce to US$ 321 per ounce. DRD, now unhedged, receives the full gold spot price for its production.

        Our results were adversely affected by the 7% increase in the value of the rand relative to the US dollar during the quarter. As the majority of the company's cash operating costs are incurred in Rands, these also rose by 7% from US$ 53.3 million to US$ 56.8 million. Attributable gold production was marginally lower at 225 241 ounces.

        On November 12, 2002, we raised US$ 66 million through the private placement of 6% Senior Convertible Notes due 2006, with clients of CIBC World Markets. These notes are convertible into ordinary shares of the company, or, under certain conditions, into ADR's, at a conversion price of US$ 3.75 per share.

Overall performance

        Blyvoor's expansion programme continues to gather momentum as underground tonnages build up. Record gold production of 22 634 ounces (704 kilograms) was recorded in December. Harties experienced an underground fire and a seismic event in the 5 Shaft pillar. This restricted the amount of higher grade material entering the mill and slowed up the expansion of the Medium Grade areas at 6 Shaft. It has been necessary to address the cost base on the mine and this has been done by closing 7 Shaft gold plant and replacing contractors with our own employees. Available ore in the open pit has declined due to geological factors and this source is now expected to last only until April 2003.

        At Tolukuma, stoping began on the newly discovered Tinnabar vein. This has helped supplement immediate reserves available for mining, but the need to access new areas has necessitated increased development rates. Consequently, there has been an adverse, short-term impact on costs. Results from the Kunda vein have been disappointing and the focus has now shifted to deeper drilling of the Miliahamba structure.

Crown Gold Recoveries (Pty) Limited (40% DRD owned and managed)

        Crown Gold Recoveries (CGR) is a Black Economic Empowerment company, which owns the Crown tailings retreatment operations and, with effect from 10 October 2002, acquired the contiguous East Rand Proprietary Mines Limited (ERPM) gold mine. The majority shareholder (60%) is Khumo Bathong Holdings.

        CGR produced 48 934 ounces (1 522 kilograms) of gold for the quarter but the cost of production was adversely affected by the inclusion of ERPM, which experienced industrial action at the time of the takeover. Costs rose from US$ 210 per ounce last quarter to US$ 278 per ounce. ERPM has been right sized and restructured, and now operates with a workforce of 3 389 employees compared with 5 468 previously. ERPM has raised debt finance of US$12 million from the Industrial Development

Corporation and has embarked on a capital upgrade programme which will entail investment of US$ 20 million, of which US$ 7 million (R 61 million) will be spent in the March 2003 quarter. This will include reclamation of the Cason Dump, which management estimates will generate an additional 40 000 ounces of gold per year.

Financial

        The proceeds from the convertible note issue will be deployed into the Project Boost investments designed to lower costs and increase gold production and into other growth projects. Cash and cash equivalents were US$ 87 million at the end of the period with the current ratio at 200% compared with 93% the previous quarter. Long term loans, excluding the convertible notes reduced by US$ 4.1 million to US$ 10.2 million. Our interest-bearing debt to equity ratio has increased from 27% to 162% due to the convertible note issue, while our interest-bearing debt to capitalisation ratio increased to 10.0%. Fully diluted earnings per share increased by 48% to 11.8 US cents.

        Since the quarter-end we have reduced the number of ounces committed to the Eskom gold-related agreement by a further 10% to 290 000 ounces. This is in addition to the calls bought previously. From January 2003 to October 2003 the Eskom position is 100% covered by call options bought. From November 2003 to September 2005, 13% of the positions have been closed out.

Outlook

        On 16 December 2002, the company reached agreement to acquire 14% of the issued capital of Emperor Mines in Australia. We have stated that it is our intention to increase this shareholding to 19.9%. Emperor operates the Vatukoula gold mine on the island of Fiji. Gold production was 26 422 ounces for the quarter. Emperor has appointed DRD non-executive director David Baker and myself to its board of directors.

        While the rise in the dollar price of gold is most gratifying, the volatility of the rand dollar exchange rate, which has amounted to 40% over the last 12 months has been most unwelcome. The devaluation induced imported cost inflation while the subsequent strength has placed margins under pressure again. Increased exchange rate volatility makes future mine planning uncertain.

MARK WELLESLEY-WOOD
Chairman and Chief Executive Officer	30 January 2003

        Incorporating the results of all Durban Roodepoort Deep, Limited subsidiaries, including
Blyvooruitzicht Gold Mining Company Limited, Buffelsfontein Gold Mines Limited, West
Witwatersrand Gold Holdings Limited, Crown Consolidated Gold Recoveries Limited
which has a forty per cent interest in Crown Gold Recoveries (Pty) Limited (CGR),
Hartebeestfontein Gold Mine a division of Buffelsfontein Gold Mines Limited,
DRD Australasia and Dome Resources NL

        The financial statements below are converted to Generally Accepted Accounting Principles in the United States of America. The accounting policies are, in all material respects, consistent with the annual financial statements for the year ended 30 June 2002.

GROUP INCOME STATEMENTS

	(US$ m)		(US$ m)
FINANCIAL RESULTS (Unaudited)	Quarter Dec 2002	Quarter Sep 2002	6 months to Dec 2002
Revenues
Product sales (Gold revenue)	65.9	67.2	133.1
Cost and expenses	(58.5)	(54.2)	(112.7)

Cash operating costs	(56.8)	(53.3)	(110.1)
Other cash expenses	(0.9)	(0.8)	(1.7)
Movement in gold in process	(0.5)	0.1	(0.4)
Movement in rehabilitation provision	(0.3)	(0.2)	(0.5)

Other operating expenses
Depreciation and amortization	(2.5)	(2.0)	(4.5)
Management and consulting fees	(0.5)	(0.5)	(1.0)
Profit/(loss) on financial instruments	27.6	(3.0)	24.6
Profit on sale of investments	0.2	8.1	8.3
Administration and general charges	(2.2)	(1.5)	(3.7)

Stock based compensation costs	(1.0)	(0.9)	(1.9)
Administration and general charges	(1.2)	(0.6)	(1.8)

Net operating income	30.0	14.1	44.1
Investment income	2.3	1.1	3.4
Other income	0.5	0.6	1.1
Finance cost
Interest expense	(1.0)	(0.1)	(1.1)

Profit before taxation	31.8	15.7	47.5
Income from associate	(0.3)	0.8	0.5
Income and mining tax benefit/(charge)	0.5	(0.5)	—
Deferred income and mining tax charge	(9.5)	(1.4)	(10.9)

Net profit applicable to stockholders	22.5	14.6	37.1

Basic earnings per share (cents)	12.3	8.0	20.3
Diluted earnings per share (cents)	11.8	7.9	19.2

CHANGES IN SHAREHOLDER'S EQUITY

	(US$ m)		(US$ m)
	Quarter Dec 2002	Quarter Sep 2002	6 months to Dec 2002
Shareholder's equity at the beginning of the period	11.1	(11.2)	(11.2)
Share capital issued	1.6	8.3	9.9

—for cash	—	6.7	6.7
—for share options exercised	0.6	0.7	1.3
—for stock based compensation	1.0	0.9	1.9

Movement in retained income	30.2	14.0	44.2

—profit applicable to shareholders	22.5	14.6	37.1
—mark-to-market on investments	—	0.1	0.1
—currency adjustments and other	7.7	(0.7)	7.0

Shareholder's equity at the end of the period	42.9	11.1	42.9

GROUP CASH FLOW STATEMENTS

	(US$ m)		(US$ m)
ABRIDGED (Unaudited)	Quarter Dec 2002	Quarter Sep 2002	6 months to Dec 2002
Cash flow from operating activities	(5.5)	15.8	10.3
Cash flow from investing activities	(2.4)	(4.1)	(6.5)
Cash flow from financing activities	64.0	(8.8)	55.2

Net increase in cash and equivalents	56.1	2.9	59.0
Effect of exchange rate changes on cash	6.3	(0.5)	5.8
Cash and equivalents at beginning of period	24.6	22.2	22.2

Cash and equivalents at end of period	87.0	24.6	87.0

GROUP BALANCE SHEETS

	(US$ m)
ABRIDGED (Unaudited)	Quarter Dec 2002	Quarter Sep 2002
ASSETS
Current assets	116.4	40.4

Cash and equivalents	87.0	24.6
Receivables	21.1	8.4
Inventories	8.3	7.4

Mining assets	78.7	65.0

Cost	332.4	270.7
Accumulated depreciation & amortization	(253.7)	(205.7)

Other assets	93.2	85.4

Deferred income and mining taxes	66.9	64.1
Non-current assets	26.3	21.3

Total assets	288.3	190.8

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities	58.1	43.4

Bank overdraft	—	0.1
Accounts payable and accrued liabilities	42.7	34.3
Short term portion of long term loans	15.0	8.1
Income and mining taxes	0.4	0.9

Long term loans	10.2	14.3
Convertible loan note	63.4	—
Deferred income and mining taxes	31.5	26.1
Deferred financial liability	61.9	79.3
Provision-environmental rehabilitation	20.3	16.6
Stockholders' equity	42.9	11.1
Authorised
300,000,000 ordinary no par value shares
5,000,000 cumulative preference shares
Issued
183,511,834 ordinary no par value shares
5,000,000 cumulative preference shares
Stated capital	359.6	359.0
Additional paid in capital	35.3	34.3
Cumulative preference shares	0.1	0.1
Accumulated loss	(304.9)	(327.4)
Other comprehensive income	(47.2)	(54.9)

Total liabilities & stockholders' equity	288.3	190.8

CONVERSION FACTORS

CURRENCY
Balance Sheet:	31-Dec-02	US$1 =	R 8.6585
Income Statement:	Oct-02	US$1 =	R 10.3601
	Nov-02	US$1 =	R 9.6908
	Dec-02	US$1 =	R 8.9749

SHARE OPTION SCHEME

        The following summary provides information in respect of the Durban Roodepoort Deep (1996) Option Scheme as at 31 December 2002:

Number of options granted:	5 373 581
Number of options currently exercisable:	1 173 208

        Incorporating the results of all Durban Roodepoort Deep, Limited subsidiaries, including Blyvooruitzicht Gold Mining Company Limited, Buffelsfontein Gold Mines Limited, West Witwatersrand Gold Holdings Limited, Crown Consolidated Gold Recoveries Limited which has a forty per cent interest in Crown Gold Recoveries (Pty) Limited (CGR), Hartebeestfontein Gold Mine a division of Buffelsfontein Gold Mines Limited, DRD Australasia and Dome Resources NL

        The financial statements below are converted to Generally Accepted Accounting Principles in the United States of America. The accounting policies are, in all material respects, consistent with the annual financial statements for the year ended 30 June 2002.

GROUP INCOME STATEMENTS

	(R m)		(R m)
FINANCIAL RESULTS (Unaudited)	Quarter Dec 2002	Quarter Sep 2002	6 months to Dec 2002
Revenues
Product sales (Gold revenue)	637.0	700.7	1 337.7
Cost and expenses	(565.4)	(564.8)	(1 130.2)
Cash operating costs	(549.2)	(555.0)	(1 104.2)
Other cash expenses	(9.5)	(8.0)	(17.5)
Movement in gold in process	(4.1)	0.7	(3.4)
Movement in rehabilitation provision	(2.6)	(2.5)	(5.1)
Other operating expenses
Depreciation and amortization	(22.5)	(21.6)	(44.1)
Employment termination costs	—	(0.3)	(0.3)
Management and consulting fees	(4.9)	(4.8)	(9.7)
Profit/(loss) on financial instruments	274.9	(34.7)	240.2
Profit on sale of investments	2.3	86.4	88.7
Administration and general charges	(21.5)	(15.6)	(37.1)
Stock based compensation costs	(9.7)	(9.6)	(19.3)
Administration and general charges	(11.8)	(6.0)	(17.8)
Net operating income	299.9	145.3	445.2
Investment income	21.3	12.6	33.9
Other income	4.7	5.6	10.3
Finance cost
Interest expense	(9.2)	(1.5)	(10.7)
Profit before taxation	316.7	162.0	478.7
Income from associate	(2.5)	8.0	5.5
Income and mining tax benefit/(charge)	5.0	(5.2)	(0.2)
Deferred income and mining tax charge	(94.8)	(14.9)	(109.7)

Net profit applicable to stockholders	224.4	149.9	374.3

Basic earnings per share (cents)	122.5	82.2	204.9
Diluted earnings per share (cents)	117.4	80.4	193.9

CHANGES IN SHAREHOLDER'S EQUITY

	(R m)		(R m)
	Quarter Dec 2002	Quarter Sep 2002	6 months to Dec 2002
Shareholder's equity at the beginning of the period	116.8	(118.1)	(118.1)
Share capital issued	15.5	84.3	99.8
—for cash	—	68.0	68.0
—for share options exercised	5.8	6.7	12.5
—for stock based compensation	9.7	9.6	19.3
Movement in retained income	239.5	150.6	390.1
—profit applicable to shareholders	224.4	149.9	374.3
—mark-to-market on investments	0.2	0.6	0.8
—currency adjustments and other	14.9	0.1	15.0
Shareholder's equity at the end of period	371.8	116.8	371.8

GROUP CASH FLOW STATEMENTS

	(R m)		(R m)
ABRIDGED (Unaudited)	Quarter Dec 2002	Quarter Sep 2002	6 months to Dec 2002
Cash flow from operating activities	(53.2)	165.1	111.9
Cash flow from investing activities	(23.7)	(42.3)	(66.0)
Cash flow from financing activities	619.5	(91.3)	528.2

Net increase in cash and equivalents	542.6	31.5	574.1
Effect of exchange rate changes on cash	(48.9)	(2.6)	(51.5)
Cash and equivalents at beginning of period	259.3	230.4	230.4

Cash and equivalents at end of period	753.0	259.3	753.0

GROUP BALANCE SHEETS

	(R m)
ABRIDGED (Unaudited)	Quarter Dec 2002	Quarter Sep 2002
ASSETS
Current assets	1 007.4	426.3
Cash and equivalents	753.0	259.3
Receivables	182.4	88.4
Inventories	72.0	78.6
Mining assets	683.2	686.1
Cost	2 878.6	2 858.8
Accumulated depreciation & amortization	(2 195.4)	(2 172.7)
Other assets	806.6	902.4
Deferred income and mining taxes	579.2	677.0
Non-current assets	227.4	225.4

Total assets	2 497.2	2 014.8

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities	503.4	458.2
Bank overdraft	—	0.6
Accounts payable and accrued liabilities	369.9	363.0
Short term portion of long term loans	130.2	85.5
Income and mining taxes	3.3	9.1
Long term loans	88.2	151.5
Convertible loan note	549.2	—
Deferred income and mining taxes	272.7	275.2
Deferred financial liability	535.8	838.3
Provision-environmental rehabilitation	176.1	174.8
Stockholders' equity	371.8	116.8
Authorised
300 000 000 ordinary no par value shares
5 000 000 cumulative preference shares
Issued
183 511 834 ordinary no par value shares
5 000 000 cumulative preference shares
Stated capital	2 194.7	2 188.9
Additional paid in capital	67.0	57.3
Cumulative preference shares	0.5	0.5
Accumulated loss	(1 937.7)	(2 162.1)
Other comprehensive income	47.3	32.2
Total liabilities & stockholders' equity	2 497.2	2 014.8

US/SA GAAP RECONCILIATION

	(R m)
Reconcilliation of net profit to SA GAAP	Quarter Dec 2002	Quarter Sep 2002

Net profit determined under US GAAP	224.4	149.9
Adjusted for:
Financial instruments	(322.3)	8.1
Accounting for business combinations	0.3	0.4
Stock based compensation costs	9.7	9.6
Other	0.4	(3.8)
Deferred taxation on adjustments	90.7	(2.3)

Effect of US GAAP adjustments	(221.2)	12.0

Net profit determined under SA GAAP	3.2	161.9

        Incorporating the results of all Durban Roodepoort Deep, Limited subsidiaries, including Blyvooruitzicht Gold Mining Company Limited, Buffelsfontein Gold Mines Limited, West Witwatersrand Gold Holdings Limited, Crown Consolidated Gold Recoveries Limited which has a forty per cent interest in Crown Gold Recoveries (Pty) Limited (CGR), Hartebeestfontein Gold Mine a division of Buffelsfontein Gold Mines Limited, DRD Australasia and Dome Resources NL

        The financial statements below are prepared on the historical cost basis and in accordance with South African Statements of Generally Accepted Accounting Practice. The accounting policies are, in all material respects, consistent with the annual financial statements for the year ended 30 June 2002.

ABRIDGED GROUP INCOME STATEMENTS

	(R m)		(R m)
FINANCIAL RESULTS	Quarter Dec 2002	Quarter Sep 2002	6 months to Dec 2002
	(Unaudited)
Cash operating profit	39.1	118.0	157.1
Cash profit from operations	17.8	104.8	122.6
Net cash operating profit	27.6	123.6	151.2
Headline (loss)/profit	(1.9)	82.1	80.2
Net profit	3.2	161.9	165.1
Headline (loss)/earnings per share—cents	(1.2)	45.1	43.9
Basic earnings per share—cents	1.8	88.8	90.6
Calculated on the weighted average ordinary shares issued	183 177 297	182 236 525	182 706 911
Diluted earnings per share—cents	1.7	86.9	87.0

CHANGES IN SHAREHOLDER'S EQUITY

	(R m)		(R m)
	Quarter Dec 2002	Quarter Sep 2002	6 months to Dec 2002
	(Unaudited)
Shareholder's interest at the beginning of the period	674.6	438.0	438.0
Share capital issued	162.6	74.7	237.3

—for cash	—	68.0	68.0
—for share options exercised	5.8	6.7	12.5
—for equity portion of convertible note	156.8	—	156.8

Movement in retained income	18.2	161.9	180.1

Shareholder's interest at the end of the period	855.4	674.6	855.4

ABRIDGED GROUP BALANCE SHEETS

	(R m)
	Quarter Dec 2002	Quarter Sep 2002
	(Unaudited)
Employment of Capital
Net mining assets	653.8	656.2
Cash and equivalents	753.0	259.3
Other non-current assets	227.4	225.4
Deferred mining and income taxes	214.7	221.8
Current assets	254.4	167.0
	2 103.3	1 529.7

Capital employed
Shareholders' equity	855.4	674.6
Borrowings	500.3	151.5
Rehabilitation	176.1	174.8
Deferred mining and income taxes	68.2	70.6
Other non-current liabilities	88.5	94.3
Current liabilities	414.8	363.9

	2 103.3	1 529.7

GROUP CASH FLOW STATEMENTS

	(R m)
	Quarter Dec 2002	Quarter Sep 2002
	(Unaudited)
Cash flow from operating activities	(53.2)	165.1
Cash flow from investing activities	(23.7)	(42.3)
Cash flow from financing activities	619.5	(91.3)

Increase in cash and equivalents	542.6	31.5
Translation adjustment	(48.9)	(2.6)

Opening cash and equivalents	259.3	230.4

Closing cash and equivalents	753.0	259.3

PROJECT BOOST

        DRD's growth strategy is focusing on four principal areas of internal growth based on enhancing value of existing assets, a new emphasis on brownfields exploration in the Carletonville and Klerksdorp areas, consolidation of the DRD position in Australasia and a continued perusal of potential strategic acquisitions in South Africa. In addition to these, is the further progression of the Argonaut Project and a reactive approach to other growth opportunities.

        Further value will be obtained at the DRD operations from, lowering unit costs, ensuring consistent production, reducing operational risk and increasing reserves available for mining. Each Boost project will implement the strategy within a defined framework for action and funding utilising the resources allocated on an interdisciplinary team basis. Major Boost projects will be implemented in this quarter. The total amount to be invested in these projects is US$ 68 million (R 590 million).

INVESTOR RELATIONS

For further information, contact Ilja Graulich at:	Tel: (+27-11) 381-7800, Fax: (+27-11) 482-4641, e-mail: graulich@drd.co.za, web site: http://www.durbans.com 45 Empire Road, Parktown, South Africa.
P O Box 390, Maraisburg 1700, South Africa.

DIRECTORS — (*British)(**Australian)

Executives:	MM Wellesley-Wood (Chairman and Chief Executive Officer)* IL Murray (Chief Financial Officer) FH Coetzee (Chief Operations Officer)
Non-executives:	MP Ncholo; RP Hume; GC Campbell*; DC Baker**
Group Company Secretary:	MA Eloff

ADDRESS DETAILS

REGISTERED OFFICE:
45 Empire Road, Parktown, South Africa,
PO Box 390,
Maraisburg 1700, South Africa

SHARE TRANSFER SECRETARIES:
Ultra Registrars (Pty) Ltd,
PO Box 4844,
Johannesburg 2000, South Africa

UNITED KINGDOM REGISTRARS:
St. James' Corporate Services Ltd,
6 St. James' Place,
London SW IA INP

DEPOSITORY BANK:
American Depository Receipts,
The Bank of New York,
Shareholders Relations Department,
101 Barclay Street, New York, NY 10296

KEY OPERATING AND FINANCIAL RESULTS

		Crown Gold Recoveries			Blyvoor		North West
US$/Imperial	Quarter	Crown Section	ERPM Section	Attributable to DRD (40% of CGR)	Under- ground	Surface	Under- ground	Surface	Open-pit	Tolukuma	Total continuing operations	Dis- continuing operation #	Total DRD attributable
Ore milled—t'000	Dec 02	2 890	102	1 197	256	446	740	1 141	167	40	3 987	130	4 117
	Sep 02	3 101	—	1 240	234	470	728	1 211	231	38	4 152	735	4 887
Gold produced—ounces	Dec 02	36 588	12 346	19 574	51 248	11 896	103 139	16 590	4 854	15 754	223 055	2 186	225 241
	Sep 02	37 295	—	14 918	51 698	11 188	108 958	15 658	6 366	14 726	223 512	4 758	228 270
Yield—ounces per ton	Dec 02	0.013	0.121	0.016	0.200	0.027	0.139	0.015	0.029	0.394	0.056	0.017	0.055
	Sep 02	0.012	—	0.012	0.221	0.024	0.150	0.013	0.028	0.388	0.054	0.006	0.047
Cash operating cost—US$/oz	Dec 02	229	423	na	252	197	302	195	348	307	276	322	276
	Sep 02	210	—	na	223	198	268	207	208	279	247	348	250
Cash operating cost—US$/ton	Dec 02	3	51	na	50	5	42	3	10	121	20	5	19
	Sep 02	3	—	na	49	5	40	3	6	108	18	2	15
Cash operating profit—US$m	Dec 02	3.3	(1.2)	na	3.4	1.4	1.7	2.0	(0.2)	0.8	9.1	—	9.1
	Sep 02	4.0	—	na	4.8	1.3	5.1	1.7	0.7	0.4	14.0	(0.1)	13.9
		Crown Gold Recoveries			Blyvoor		North West
ZAR/Metric	Quarter	Crown Section	ERPM Section	Attributable to DRD (40% of CGR)	Under- ground	Surface	Under- ground	Surface	Open-pit	Tolukuma Under- ground	Total continuing operations	Dis- continuing operation #	Total DRD attributable
Ore milled—t'000	Dec 02	2 621	92	1 085	232	405	671	1 035	152	37	3 617	118	3 735
	Sep 02	2 813	—	1 125	213	426	661	1 099	209	35	3 768	667	4 435
Gold produced—kg	Dec 02	1 138	384	609	1 594	370	3 208	516	151	490	6 938	68	7 006
	Sep 02	1 160	—	464	1 608	348	3 389	487	198	458	6 952	148	7 100
Yield—g/tonne	Dec 02	0.43	4.17	0.56	6.87	0.91	4.78	0.50	0.99	13.24	1.92	0.58	1.88
	Sep 02	0.41	—	0.41	7.55	0.82	5.13	0.44	0.95	13.09	1.85	0.22	1.60
Cash operating cost—R/kg	Dec 02	71 027	126 737	na	78 047	61 143	93 769	60 479	107 894	95 280	85 642	105 191	85 850
	Sep 02	70 506	—	na	74 646	66 345	89 747	69 154	69 955	93 699	82 878	116 878	83 636
Cash operating cost—R/tonne	Dec 02	31	529	na	536	56	448	30	107	1 262	210	61	207
	Sep 02	29	—	na	564	54	460	31	66	1 226	203	26	168
Cash operating profit—R m	Dec 02	31.8	(11.5)	na	32.7	13.8	15.8	19.7	(1.4)	7.5	88.1	(0.3)	87.8
	Sep 02	41.3	—	na	50.0	13.7	54.5	17.9	7.1	4.0	147.2	(1.5)	145.7

# West Witwatersand Gold Mine

		Crown Section		ERPM Section		Blyvoor		North West		Tolukuma		Total DRD
Capital Expenditure	Quarter	US$ m	R m	US$ m	R m	US$ m	R m	US$ m	R m	US$ m	R m	US$ m	R m
Net Outflow	Dec 02	1.3	12.7	1.1	10.3	1.0	10.3	1.3	13.1	0.3	2.8	2.7	26.4
	Sep 02	0.8	8.4	—	—	0.8	8.0	2.4	24.7	0.3	2.9	3.5	35.6
Forecast	Mar 03	0.7	6.3	7.0	61.0	1.0	8.7	0.9	7.4	1.3	11.4	3.2	27.5

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REPORT TO SHAREHOLDERS FOR THE 2nd QUARTER ENDED 31 DECEMBER 2002
Group Results Highlights
Key Operating Results
Stock
LETTER TO SHAREHOLDERS
GROUP INCOME STATEMENTS
CHANGES IN SHAREHOLDER'S EQUITY
GROUP CASH FLOW STATEMENTS
GROUP BALANCE SHEETS
CONVERSION FACTORS
SHARE OPTION SCHEME
ABRIDGED GROUP INCOME STATEMENTS
CHANGES IN SHAREHOLDER'S EQUITY
ABRIDGED GROUP BALANCE SHEETS
GROUP CASH FLOW STATEMENTS
PROJECT BOOST
INVESTOR RELATIONS
DIRECTORS — (*British)(**Australian)
KEY OPERATING AND FINANCIAL RESULTS